Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BNC Bancorp
Thomasville, North Carolina

We hereby consent to the incorporation by reference in Registration Nos. 333-139733 and 333-156067 of BNC Bancorp on Form S-8 and Registration Nos. 333-150160, 333-168913 and 333-169567 of BNC Bancorp. on Form S-3 of our report dated March 15, 2011, related to the consolidated financial statements of BNC Bancorp and subsidiary at December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 and internal controls for the year ended December 31, 2010, which report appears in this Annual Report on Form 10-K of BNC Bancorp.

/s/  Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina
March 15, 2011
F-10